Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES FIRST QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – April 20, 2017 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) (“CTG”) announced today financial and operating results for the first quarter ended March 31, 2017.

Highlights for the quarter included the following:

•	Total revenue of $158.7 million, an increase of 1.5% compared with the first quarter of 2016.
•	Freight revenue of $140.1 million (excludes revenue from fuel surcharges), a decrease of 3.1% compared with the first quarter of 2016.
•
Operating income of $1.2 million and an operating ratio of 99.1%, compared with operating income of $7.4 million and an operating ratio of 94.9% in the first quarter of 2016. Operating ratio is defined as: total operating expenses minus fuel surcharge revenue, divided by freight revenue.

•	Net income of $0.5 million, or $0.03 per diluted share, compared with net income of $4.4 million, or $0.24 per diluted share in the first quarter of 2016.
•
Net income and earnings per share for the first quarter of 2016 included a favorable impact totaling approximately $0.6 million (or $0.03 per diluted share) of additional income tax benefit due to the early adoption of ASU 2016-09 “Improvements to Employee Share-Based Payment Accounting.”

Chairman, and Chief Executive Officer, David R. Parker, made the following comments:  “Freight demand was moderate during the quarter, and our industry continued to have excess capacity available in advance of the scheduled implementation and enforcement of the electronic logging mandate in December 2017.  Many shippers engaged in bid processes as a means to lower upward pressure on their freight rates before any meaningful tightening of capacity.  In this environment, we were pleased to raise our yield slightly through eliminating non-revenue miles and allocating our equipment more effectively.  We intend to continue to pursue these tactics in advance of a supply-demand relationship that we expect to be more favorable in the second half of 2017 and beyond.  From a cost perspective, our margins were pressured across nearly all fronts other than net fuel expense, as we continued to invest in our people, equipment, and technologies."

Management Discussion—Asset-Based Truckload Operations

Mr. Parker continued:  “For the quarter, total revenue in our asset‑based operations increased to $145.6 million, an increase of $2.9 million compared with the first quarter of 2016.  This increase consisted of a $7.0 million increase in fuel surcharge revenue, partially offset by a $4.1 million reduction of freight revenue. The $4.1 million decrease in freight revenue related to a 63 truck (or 2.4%) decrease in our average tractor fleet and one less calendar day in the 2017 period as compared to the 2016 period. Team-driven trucks increased to an average of 1,003 teams in the first quarter of 2017, an increase of approximately 2.5% over the average of 979 teams in the first quarter of 2016.

“Average freight revenue per tractor per week increased to $3,755 during the 2017 quarter from $3,721 during the 2016 quarter.  Average freight revenue per total mile increased by 0.5 cents per mile (or 0.3%) compared to the 2016 quarter and average miles per tractor per week increased by 0.6%.  A factor contributing to increased year-over-year utilization was a 180 basis point increase in the percentage of our fleet comprised of team-driven trucks.

“At SRT, our solo-driven refrigerated truckload subsidiary, miles per tractor continued to be under pressure while we re-engineer our freight network.  However, average freight revenue per total mile increased nearly 1.0% on a year-over-year basis due to lower empty miles percentage.  SRT experienced a year-over-year decline in average freight revenue per tractor of 5.0% compared with the first quarter of 2016, on one less calendar day.  SRT experienced a fifth consecutive quarter of operating at a loss. On a positive note, SRT’s first quarter of 2017 operating loss was the lowest since the first quarter of 2016.

“Salaries, wages and related expenses increased approximately 4.0 cents per mile due primarily to a higher percentage of our fleet comprised of team-driven tractors and employee pay adjustments since the first quarter of 2016.

“Capital costs (combined depreciation and amortization, revenue equipment rentals, and interest expense) increased by approximately $2.2 million. The main factors were the $2.0 million year-over-year increase in depreciation expense, primarily as a result of lowering the salvage values during the third quarter of 2016, and a $0.2 million increase in year-over-year loss on disposal of equipment, each due to the soft used truck market. In addition, revenue equipment rental expense increased $0.2 million, offset by an approximately $0.2 million decrease in interest expense.

“Operations and maintenance expenses increased approximately 2.1 cents per mile due primarily due to additional tractor maintenance expense associated with extending the trade cycle of our tractors we commenced in the second half of 2016 and higher unloading expense associated with specific dedicated contracts that we have added since the first quarter of 2016.

“Insurance and claims expense increased to 10.1 cents per mile in the first quarter of 2017 versus 8.7 cents per mile in the first quarter of 2016. While we experienced a decrease in frequency, the increased severity of casualty insurance claims resulted in an overall increase to expense. Our rate of chargeable accidents per million miles, as measured by the U.S. Department of Transportation, was the lowest for a first quarter over the last ten years.

“Higher costs were partially offset by an overall reduction in fuel costs. Net fuel expense decreased by approximately 6.5 cents per total mile to 8.9 cents per mile in the 2017 quarter. Losses from fuel hedging transactions were $1.2 million in the 2017 quarter compared with losses of $5.0 million in the 2016 quarter. In addition, our fuel surcharge recovery was more effective during the 2017 quarter and we continue to experience improved fuel economy as we upgrade our tractor fleet.  These favorable items were partially offset by increased fuel pricing. Ultra-low sulfur diesel prices as measured by the Department of Energy averaged approximately $0.49/gallon higher in the first quarter of 2017 compared with the 2016 quarter.”

Management Discussion—Non-Asset Based Logistics and Other Operations

Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s non-asset based logistics subsidiary:  “For the quarter, Solutions’ total revenue decreased 3.4%, to $13.1 million from $13.6 million in the same quarter of 2016. Operating income was approximately $1.4 million for an operating ratio of 89.0%, compared with operating income of approximately $1.8 million and an operating ratio of 86.6% in the first quarter of 2016. In addition, our 49% equity investment in Transport Enterprise Leasing (“TEL”) contributed approximately $1.0 million of pre-tax income in the quarter compared with $0.9 million in the first quarter of 2016.”

Cash Flow, Liquidity and Capitalization

Richard B. Cribbs, the Company's Executive Vice President and Chief Financial Officer, added the following comments: “At March 31, 2017, we had approximately $48.9 million of borrowing availability under our revolving line of credit. At March 31, 2017, our total balance sheet debt and capital lease obligations, net of cash, were $197.9 million, and our stockholders’ equity was $235.9 million, for a ratio of net debt to total balance sheet capitalization of 45.6%.  At March 31, 2017, the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $17.2 million, including the residual value guarantees under those leases, and we believe the value of the leased equipment was approximately equal to the present value of such lease obligations.  Since the end of 2016, the Company's balance sheet debt and capital lease obligations, net of cash, decreased by $10.1 million, while the present value of financing provided by operating leases decreased $1.4 million.

“In the first quarter of 2017, we took delivery of approximately 140 new company tractors and disposed of approximately 74 used tractors. Our current tractor fleet plan for full-year 2017 includes the delivery of approximately 645 new company tractors, and the disposal of approximately 660 used tractors. For 2017, the average size of our tractor fleet is expected to be approximately flat as compared to 2016. Our average company tractor fleet age was 2.0 years at March 31, 2017, up from 1.7 years at March, 31, 2016, and is expected to be between 2.1 years and 2.4 years by the end of 2017. Still with a relatively young age, we believe there is significant flexibility to manage our fleet, and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements.”

Outlook

Mr. Cribbs continued: “For the remainder of 2017, our outlook is mixed. We expect the second quarter of 2017 to remain challenged by negative comparisons in freight revenue per tractor, accelerated depreciation, and higher maintenance expense and professional driver wages. These factors will be countered to some extent by year-over-year net fuel expense savings in all remaining quarters and a flattening of the negative year-over-year impact of depreciation in the second half of 2017. At SRT, we are seeing progress and have confidence in our plan and team, and we expect additional progress in the three remaining quarters of 2017 versus 2016. To the extent mandatory ELD implementation and lower truck numbers in our industry decrease effective capacity, and economic growth spurs volumes, we expect the supply-demand environment to improve later in 2017 and into 2018.  However, the timing and magnitude of these changes are difficult to predict and may be different in each of our markets. We are hopeful that these items will deliver earnings improvement for the second half of 2017 as compared to the second half of 2016. We expect operating cash flow in excess of net capital expenditures and to continue to pay down debt in 2017.”

Conference Call Information

The Company will host a live conference call tomorrow, April 21, 2017, at 10:30 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 800-756-3333 (International), access code CTG1.  An audio replay will be available for one week following the call at 877-919-4059, access code 82607300. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctgcompanies.com/investor-relations under the icon "Earnings Info."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to freight demand, trucking capacity, yield initiatives, fuel hedges, equipment purchases and disposals, average fleet size, fleet age, the value of leased equipment, and the statements under “Outlook” are forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: the rates and volumes realized during our peak business during the fourth quarter, elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments and hedging contracts; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; fluctuations in the results of Transport Enterprise Leasing, which are included as equity in income (loss) of affiliate in our financial statements; the number of shares repurchased, if any; the effects of repurchasing the shares on debt, equity, and liquidity; the effects of repurchasing no or a nominal number of shares; and the ultimate uses of repurchased shares, if any.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact: Richard B. Cribbs, Executive Vice President and Chief Financial Officer	(423) 463-3331
Richard.Cribbs@ctgcompanies.com

For copies of Company information contact: Kim Perry, Administrative Assistant	(423) 463-3357
Kimberly.Perry@ctgcompanies.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA
	Three Months Ended March 31,
($000s, except per share data)	2017	2016	% Change
Freight revenue	$140,126	$144,679	-3.1%
Fuel surcharge revenue	18,618	11,662
Total revenue	$158,744	$156,341	1.5%

Operating expenses:
Salaries, wages, and related expenses	59,324	57,755
Fuel expense	25,402	23,833
Operations and maintenance	12,413	11,162
Revenue equipment rentals and purchased transportation	25,372	25,098
Operating taxes and licenses	2,735	2,708
Insurance and claims	7,818	6,897
Communications and utilities	1,628	1,477
General supplies and expenses	3,727	3,108
Depreciation and amortization, including gains and losses on disposition of property and equipment	19,116	16,885
Total operating expenses	157,535	148,923
Operating income	1,209	7,418
Interest expense, net	2,081	2,295
Income from equity method investment	(1,025)	(850)
Income before income taxes	153	5,973
Income tax expense (benefit)	(317)	1,621
Net income	$470	$4,352

Basic earnings per share	$0.03	$0.24
Diluted earnings per share	$0.03	$0.24
Basic weighted average shares outstanding (000s)	18,256	18,147
Diluted weighted average shares outstanding (000s)	18,336	18,272

	Three Months Ended March 31,
	2017	2016	% Change
($000s)	SEGMENT REVENUES
Asset-based trucking revenues	$127,007	$131,092	-3.1%
Covenant Transport Solutions non-asset based revenues	13,119	13,587	-3.4%
Freight revenue	$140,126	$144,679	-3.1%

	OPERATING STATISTICS
Average freight revenue per loaded mile	$1.799	$1.813	-0.8%
Average freight revenue per total mile	$1.616	$1.611	0.3%
Average freight revenue per tractor per week	$3,755	$3,721	0.9%
Average miles per tractor per period	29,873	30,025	-0.5%
Weighted avg. tractors for period	2,565	2,628	-2.4%
Tractors at end of period	2,570	2,607	-1.4%
Trailers at end of period	7,409	6,903	7.3%

	SELECTED BALANCE SHEET DATA
($000s, except per share data)	3/31/2017	12/31/2016
Total assets	$609,429	$620,538
Total stockholders' equity	$235,856	$236,414
Total balance sheet debt, net of cash	$197,931	$208,075
Net Debt to Capitalization Ratio	45.6%	46.8%
Tangible book value per basic share	$12.91	$12.95

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